Exhibit 10.30

FIRST AMENDMENT TO LEASE

(Building 6 – 1600 Seaport Boulevard)

This First Amendment to Lease (“First Amendment”) is dated for reference purposes, entered into and made effective as of May 9, 2002 at San Francisco, California, by and between PACIFIC SHORES DEVELOPMENT, LLC, a Delaware limited liability company (“Lessor”) and BROADVISION, INC., a Delaware corporation (“Lessee”).

R E C I T A L S

A.            Lessor and Lessee entered into that certain written Lease dated February 15, 2000 (“Lease”), with respect to certain premises identified therein and commonly known as Building 6, Pacific Shores Center, 1600 Seaport Boulevard, Redwood City, California  94060 (“Premises”).

B.            Lessor and Lessee now desire to amend the Lease (i) to provide for an additional Three Million Five Hundred Thousand Dollar ($3,500,000.00) letter of credit, (ii) to provide an occupancy agreement, and (iii) to release certain Claims (defined herein), all on the terms and conditions set forth below.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee each agrees as follows:

1.  Recitals.  Each of the foregoing recitals is true and correct and each of these Leases is confirmed and ratified as being in full force and effect.

2.  Additional Letter of Credit.  Within ninety (90) days after the execution of this First Amendment, Lessee shall deliver to Lessor an additional Three Million Five Hundred Thousand Dollar ($3,500,000.00) letter of credit, payable to Lessor and its lender as co-beneficiaries, which complies with the letter of credit requirements of Section 4.06 of the Lease, substantially in the form of the letter of credit currently held by lessor under the Lease, and, in all other respects, is in a form and with a bank satisfactory to Lessor. The additional letter of credit delivered pursuant to this Section 2 shall become part of Security Deposit so that the total Security Deposit shall be Fourteen Million Four Hundred Three Thousand, Seven Hundred Seventy-Six Dollars and no cents ($14,403,776.00).

3.  Occupancy Requirement.  Lessee agrees that, on or before December 31, 2003, and at all times thereafter (subject to the Force Majeure provision of Section 17.21 of the Lease), Lessee shall cause the Premises to be and remain no less than eighty percent (80%) occupied, i.e, eighty percent (80%) of the Premises shall be utilized by Lessee (or its subtenants) on a daily basis for the conduct of business.

4.  Release of Claims; Indemnity.  Lessor and Lessee, each on behalf of itself, its respective shareholders, partners, officers, directors, constituent members, lenders, associates, affiliates, attorneys, trustees, trusts as to which it serves as trustee, employees, agents, and all others claiming through same and each of their successors and assigns (collectively, disjunctively, and conjunctively its “Affiliates”) hereby generally releases and forever discharges the other party and its Affiliates from and against any and all claims, demands, charges, costs, liabilities, expenses (including reasonable attorneys’ fees), accounts, actions or causes of action of any nature, whether absolute or contingent, tort or contract, legal or equitable, common law or statutory, now or hereafter occurring, and no matter by whom alleged or asserted, and including, without limitation, both known and unknown liabilities, claims and causes of action based upon facts, circumstances, occurrences or conditions which have existed on or before the date of this First Amendment and arising out of, related to or in connection with (i) the negotiation and execution of the Lease, (ii) the Commencement Date of the Lease Term, (iii) the design, construction, characterization and costs of Tenant Improvements, (iv) Lessee’s acceptance of possession and occupying the Premises, and/or (v) any other relationship, dealing or occurrence outside of the Lease between Lessor and Lessee or anyone else acting on behalf of Lessor or Lessee (collectively “Claims”), but nothing in this First Amendment is meant to waive, release or discharge (a) the parties respective ongoing rights and obligations under the Lease with respect to matters other than those described in subparts (i) through (v) and which are based upon facts, circumstances, occurrences or conditions which either occur after the date hereof or occurred on or prior to the date hereof but were unknown to the releasing party on the date hereof, or (b) under Sections 5.04 and 6.01(b) of the Lease with respect to any defective condition at the Premises as of the Lease Commencement Date, or (c) any matters involving Hazardous Materials.    Each party agrees to indemnify and hold harmless the other party and its Affiliates as to any of the Claims released by such party which is brought against such other party and/or its Affiliates.  Each party represents to the other that it knows of no facts or circumstances, occurrences or conditions which with the passage of time or the giving of notice or both would serve as a basis for a cause of action against the other, except that Lessee is aware that the Building has had an odor problem that is being addressed by Lessor and Lessee.

5.  Full and Final Release; Unknown Claims.  This is a full and final release of any and all Claims by Lessor and Lessee and their respective Affiliates against the other and its Affiliates.  This First Amendment shall apply to all unknown and unanticipated damages or injuries resulting from any such Claims.  Lessor and Lessee each on behalf of itself and its Affiliates, in its capacity as the holder of potential unknown claims (“Creditor”) against the other and its Affiliates (“Debtor”), expressly waives the provisions of California Civil Code Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

/s/ fb
[Lessee’s Initials]

/s/ jp
[Lessor’s Initials]

6.  All Obligations Performed.  Lessor and Lessee each acknowledge that the other has performed and observed all its obligations to be performed and observed under the Lease through and including the date hereof, neither Lessee nor Lessor is in default under the Lease.  Lessee further acknowledges that it has previously exercised its Right of First Offer under Section 17.25 of the Lease to lease Building 4, the parties hereby agree that Section 17.25 is null and void.

7.  Further Cooperation.  Each party shall take such further action, including, without limitation, the execution of additional documents, as may be reasonably required to effectuate the terms and conditions of this First Amendment.

8.  Dismissal of Litigation.  Lessee and Lessor each shall dismiss with prejudice, within five (5) days after the date of this First Amendment, any and all legal or equitable actions it has filed against the other in a court of law prior to the date of this First Amendment.

9.  Counterparts.  This First Amendment may be executed in counterpart originals, in which case all such counterpart originals, taken together, shall constitute one and the same First Amendment.

10.  Lender’s Consent: Board Authorization.  Lessee’s and Lessor’s obligations hereunder are subject to the receipt (i) by Lessee, no later than thirty (30) business days after the date hereof, of the Lender’s Consent, as hereinafter defined and (ii) by Lessor, no later than May 2, 2002, of a certified resolution of Lessee’s Board of Directors authorizing the execution of this First Amendment.  Lessor hereby agrees to use diligent efforts to obtain the Lender’s Consent by such date; however, if Lessee does not receive the Lender’s Consent by such date, this First Amendment shall, at either Lessor’s or Lessee’s option, thereupon be deemed terminated and of no further force or effect, and neither party shall have any further rights, obligations, or liabilities hereunder.  As used herein, the term “Lender’s Consent” means a written consent to this First Amendment (including, without limitation, Section 4 hereof), executed by the holder of the promissory note secured by that certain Deed of Trust encumbering the fee interest in the real property of which the Premises are a part) recorded on March 31, 2001 in the Official Records of San Mateo, California, as Document No 2000-037860.

Except to the extent amended by the foregoing provisions, and as so amended, the Lease is hereby ratified and confirmed as being in full force and effect.

LESSOR

LESSEE

“PACIFIC SHORES”

“BROADVISION”

Pacific Shores Development, LLC,		BroadVision, Inc., a
a Delaware limited liability company		Delaware corporation

By:	Technology Land, LLC,
a California limited
liability company

By:	/s/ Jay Paul	By:	/s/ Fran Barton
	Jay Paul,		Fran Barton
	(type or print name)		(type or print name)
Its:	President	Its:	EVP & CFO

Notice Address:		Notice Address:

Attn:	Jay Paul	Attn:	Legal Department
	Technology Land, LLC		BroadVision, Inc.
	350 California Street, Ste. 1905		585 Broadway
	San Francisco, CA 94104-1432		Redwood City, CA 94063

With a copy to:		With a copy to:
	Thomas G. Perkins, Esq.		Elizabeth A. Willes, Esq.
	99 Almaden Blvd., 8th Floor		Cooley Godward LLP
	San Jose, CA 95113		4401 Eastgate Mall
San Diego, CA 92121